                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF
                             ADFLEX SOLUTIONS, INC.
                                       AT
                              $3.80 NET PER SHARE
                                       BY

                           INNOVEX ACQUISITION CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF
                                 INNOVEX, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 3, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS) OF ADFLEX SOLUTIONS, INC. (THE "COMPANY") THAT CONSTITUTES A MAJORITY OF THE TOTAL OF THE THEN OUTSTANDING SHARES (INCLUDING FOR PURPOSES OF THIS CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED OPTIONS AND ALL OPTIONS THAT WILL VEST ON OR BEFORE DECEMBER 31, 1999 AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES) (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), including the associated rights (the "Rights," and together with the Common Stock, the "Shares") should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights. The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights.

    A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply on a timely basis with the procedures for book-entry transfer described in this Offer to Purchase, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                           --------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR
         UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED
                  IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
                           --------------------------

                    The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
         (212) 929-5500 (call collect) or Call Toll-Free (800) 322-2855

               The date of this Offer to Purchase is July 7, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................           3
         1.  Terms of the Offer; Expiration Date...........................................................           3
         2.  Procedure for Accepting the Offer and Tendering Shares........................................           5
         3.  Withdrawal Rights.............................................................................           8
         4.  Acceptance for Payment and Payment for Shares.................................................           8
         5.  Certain Federal Income Tax Consequences.......................................................           9
         6.  Price Range of the Shares.....................................................................          10
         7.  Certain Information Concerning the Company....................................................          10
         8.  Certain Information Concerning Purchaser and Parent...........................................          13
         9.  Source and Amount of Funds....................................................................          15
        10.  Certain Transactions Between Parent and the Company...........................................          15
        11.  Contacts With the Company; Background of the Offer and the Merger.............................          15
        12.  Purpose of the Offer; the Merger Agreement; the Tender Agreement..............................          16
        13.  Dividends and Distributions...................................................................          25
        14.  Effects of the Offer on the Market for Shares; Nasdaq National Market and Exchange Act
               Registration................................................................................          25
        15.  Certain Conditions of the Offer...............................................................          26
        16.  Certain Legal Matters; Regulatory Approvals...................................................          27
        17.  Fees and Expenses.............................................................................          30
        18.  Miscellaneous.................................................................................          30
Schedule I.................................................................................................         I-1
ANNEX A....................................................................................................         A-1

To the Holders of Common Stock of ADFlex Solutions, Inc.:

                                  INTRODUCTION

    Innovex Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned, direct subsidiary of Innovex, Inc., a Minnesota corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of ADFlex Solutions, Inc., a Delaware corporation (the "Company"), including the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 10, 1996 (the "Rights Agreement"), between the Company and BankBoston N.A., formerly First National Bank of Boston, N.A., as Rights Agent (the Common Stock and the Rights are referred to herein as the "Shares") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $3.80 per Share (the "Offer Price"), net to the tendering stockholder in cash.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of July 1, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Parent. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares"), Shares held in the treasury of the Company or any subsidiary or Shares owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into an agreement, dated as of June 30, 1999 (the "Tender Agreement"), with Havant International Holdings Limited ("HIHL"), which is a stockholder of the Company that beneficially owns 1,392,347 Shares representing 15.5% of the total outstanding Shares (excluding options). Pursuant to the Tender Agreement, HIHL agreed, among other things, to tender (and not withdraw) its Shares to Purchaser pursuant to and in accordance with the terms of the Offer and to vote such Shares to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger. The proxy granted by the Tendering Stockholder and all other rights conferred upon Purchaser pursuant to the Tender Agreement will be revoked upon termination of the Merger Agreement in accordance with its terms. See "The Tender Offer--12. Purpose of the Offering, the Merger Agreement; the Tender Agreement."

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER.

    BANC BOSTON ROBERTSON STEPHENS INC., FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE COMPANY'S BOARD, DATED JULY 1, 1999, TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF THE COMPANY IN THE OFFER AND THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER SHARES IN THE OFFER OR TO VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT. THE FULL TEXT OF THE OPINION OF BANC BOSTON ROBERTSON STEPHENS INC. IS

ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF BANC BOSTON ROBERTSON STEPHENS INC.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, PARENT AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES THAT CONSTITUTES A MAJORITY OF THE TOTAL OF THE THEN OUTSTANDING SHARES (INCLUDING FOR PURPOSES OF THIS CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED OPTIONS AND ALL OPTIONS THAT WILL VEST ON OR BEFORE DECEMBER 31, 1999 AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES) (THE "MINIMUM CONDITION"), (II) RECEIPT BY PURCHASER, PARENT AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS AND (III) CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER--15. CERTAIN CONDITIONS OF THE OFFER."

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION, IF NECESSARY, WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Purchaser is not offering to acquire outstanding options ("Options") to acquire Shares in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment in cash of the excess, if any, of the Offer Price over the exercise price of such Options.

    The Offer will expire at Midnight, New York City time, on August 3, 1999, unless extended.

    Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of EquiServe, L.P., as depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--17. Fees and Expenses."

    Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company if such approval is required by applicable law. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company. Under the Delaware General Corporation Law (the "DGCL"), if, after consummation of the Offer, Purchaser owns at least 90% of the then outstanding Shares, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger.

    The Company has informed Parent that as of July 1, 1999, there were 8,984,518 Shares issued and outstanding and 1,093,821 Shares reserved for issuance upon the exercise of outstanding Company stock options (the "Options"). Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) will be issued (other than Shares issued pursuant to the Options referred to above), if Purchaser were to acquire 5,039,170 Shares pursuant to the Offer (including the Shares that HIHL has agreed to tender pursuant to the Tender Agreement), then Purchaser would own a majority of the Shares outstanding and the Minimum Condition would be satisfied.

    The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Purchaser takes no responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and Purchaser was supplied by Parent. The Company takes no responsibility for the completeness or accuracy of such information.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--18. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

    References herein to Parent shall, unless the context indicates otherwise, include Parent and all of its subsidiaries including Purchaser.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under "TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean Midnight, New York City time, on August 3, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Rights are presently evidenced by the certificates for the Common Stock and tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by Purchaser for the Rights.

    Pursuant to the Merger Agreement, Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Offer Price, (ii) decrease the number of Shares subject to the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than those set forth in the Merger Agreement, (iv) except as provided in the next paragraph, extend the Expiration Date or (v) amend any term of the Offer in any manner materially adverse to holders of Shares.

    Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial Expiration Date or any extension thereof any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but not beyond December 31, 1999 and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer but not beyond December 31, 1999. Purchaser will, from time to time, at the request of the Company, extend the Offer if at any scheduled Expiration Date any condition has not been satisfied or waived until such time as the conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond December 31, 1999.

    Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition to completion of the Offer. During any such extension all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. In the event that Purchaser waives any of the conditions set forth in this Offer to Purchase under "THE TENDER OFFER--15. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under "THE TENDER OFFER--3. Withdrawal Rights." However, as described above, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum of ten business days is generally required to allow for adequate dissemination to stockholders and for investor response.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

VALID TENDER OF SHARES

    For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates ("Share Certificates") for tendered Shares must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

BOOK-ENTRY TRANSFERS

    The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

    No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for Shares not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the certificates for Shares, then the tendered certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the certificates with the signature on such certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) the certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares and such other documents are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TO ANY TENDERING STOCKHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

OTHER REQUIREMENTS

    By executing the Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date such Shares were tendered), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares, including the associated Rights. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

BACKUP FEDERAL INCOME TAX WITHHOLDING

    To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, federal income tax laws require the Depositary to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 that is part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Shares tendered may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Shares tendered may be withdrawn at any time after September 4, 1999 if such Shares have not been accepted for payment as provided in this Offer to Purchase.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, any and all Shares that had been validly tendered, and not properly withdrawn, on or prior to the Expiration Date. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary nevertheless may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (I.E., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See Section 2.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6.  PRICE RANGE OF THE SHARES

    The Shares are traded on the Nasdaq National Market under the symbol "AFLX." The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on the Nasdaq National Market according to published sources:

                                                                               HIGH        LOW
                                                                             ---------  ---------
Quarter Ended:
  June 27, 1999............................................................  $    4.20  $    1.56
  March 28, 1999...........................................................  $    7.75  $    2.94
  December 27, 1998........................................................  $    9.50  $    2.38
  September 30, 1998.......................................................  $    9.13  $    2.75
  June 30, 1998............................................................  $   22.38  $    8.38
  March 31, 1998...........................................................  $   19.50  $   14.88
  December 31, 1997........................................................  $   28.13  $   14.63
  September 30, 1997.......................................................  $   28.50  $   14.75
  June 30, 1997............................................................  $   19.00  $   11.75
  March 31, 1997...........................................................  $   16.13  $   10.75

    The Rights trade together with the Common Stock. On July 1, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Common Stock on the Nasdaq National Market was $4.28125 per Share. On July 6, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.5625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

    The Company is a Delaware corporation with its principal offices located at 2001 West Chandler Boulevard, Chandler, Arizona 85224.

    The Company is a leading worldwide provider of flexible circuit interconnect solutions to original equipment manufacturers in the electronics industry. The Company offers a full range of customized flexible circuit applications and services from initial design, development and prototype to fabrication, assembly and test on a global basis. The Company targets high-volume markets where miniaturization, form and weight are driving factors and flexible circuits are an enabling technology. Applications for flexible circuits currently addressed by the Company include notebook computers, portable communication devices such as cellular telephones and pagers, data storage devices such as hard disk drives, tape drives and arrays, and high-end consumer electronics products such as compact disk players.

AVAILABLE INFORMATION

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains Company reports, proxy statements and other information, all of which may be printed out via computer with no fees charged. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

SUMMARY FINANCIAL INFORMATION

    The following table sets forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1998 Annual Report on Form 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1999. The summary below is qualified by reference to such documents (which may be inspected and obtained as described above under "Available Information"), including the financial statements and related notes contained therein.

                    ADFLEX SOLUTIONS, INC. AND SUBSIDIARIES
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED                FISCAL YEAR ENDED
                                                ------------------------  ----------------------------------------
                                                 MARCH 28,    MARCH 31,   DECEMBER 27,  DECEMBER 31,  DECEMBER 31,
                                                   1999         1998          1998          1997          1996
                                                -----------  -----------  ------------  ------------  ------------
                                                      (UNAUDITED)
Statement of Operations:
  Net sales...................................   $  28,638    $  50,023    $  170,097    $  213,878    $  156,836
  Gross profit (loss).........................        (378)      10,518        17,121        38,052        18,563
  Operating expenses..........................      10,989        6,148        20,659        23,472        52,254
  Operating income (loss).....................     (11,367)       4,370        (3,538)       14,580       (33,691)
  Net income (loss)...........................     (21,150)       2,631        (4,753)        8,596       (25,024)
  Net income (loss) per basic share:..........       (2.36)        0.30         (0.54)         0.99         (2.92)
  Common shares used in the calculation of net
    income (loss) per basic share.............       8,966        8,805         8,867         8,712         8,580

                                                                                 AT FISCAL YEAR ENDED
                                                                       ----------------------------------------
                                                                       DECEMBER 27,  DECEMBER 31,  DECEMBER 31,
                                                                           1998          1997          1996
                                                              AT       ------------  ------------  ------------
                                                           MARCH 28,
                                                             1999
                                                          -----------
                                                          (UNAUDITED)
Balance Sheet Data:
  Total assets..........................................   $  92,127    $  108,304    $  114,200    $   93,181
  Total current liabilities.............................      65,140        60,786        40,063        42,212
  Long-term debt and capitalized lease
    obligations.........................................         127            69        23,230        10,680
  Total stockholders' equity............................      26,860        47,449        50,907        40,289

    Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

PROJECTED FINANCIAL INFORMATION

    In the course of the discussions between representatives of Parent and the Company, certain projections of future operating performance of the Company were furnished to Parent's representatives. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. The projections have not been examined or compiled by the Company's independent public accountants. The Company did not make any representations to the Parent or the Purchaser concerning the projections. Neither Parent, nor the Purchaser, nor any of their advisors assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of such projections herein should not be regarded as an indication that Parent, Purchaser, the Company, any of their respective advisors or any other party who received such information considers it an accurate prediction of future events. None of the Company, Parent, Purchaser or any other party intends publicly to update or otherwise publicly revise the projections set forth above even if experience or future changes make it clear that such projections will not be realized.

    Set forth below is a summary of the material portions of the projections. These projections should be read together with the financial statements of the Company referred to herein.

                    ADFLEX SOLUTIONS, INC. AND SUBSIDIARIES
                        PROJECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDING
                                                                        ----------------------
                                                                         DECEMBER    DECEMBER
                                                                           1999        2000
                                                                        ----------  ----------
Net Sales.............................................................  $  138,372  $  175,500
Operating income (loss)...............................................      (6,961)     18,323
Net income............................................................     (20,080)     14,137

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser is a Delaware corporation with its principal executive offices located at 530 Eleventh Avenue South, Hopkins, Minnesota 55343. Purchaser, a wholly owned, direct subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization.

    Parent is a Minnesota corporation with its principal office located at 530 Eleventh Avenue South, Hopkins, Minnesota 55343. Parent develops, engineers and manufactures specialty precision products for original equipment manufacturers and designs and manufactures highly complex circuitry and chemically machined components.

    Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from the information contained in Parent's 1998 Annual Report to Stockholders (the "Parent 1998 Annual Report") and Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Parent 1999 10-Q"). More comprehensive financial information is included in the Parent 1998 Annual Report, the Parent 1999 10-Q and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to the Parent 1998 Annual Report, the Parent 1999 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Parent 1998 Annual Report, the Parent 1999 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         INNOVEX, INC. AND SUBSIDIARIES
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        SIX MONTHS ENDED MARCH 31,         FISCAL YEAR ENDED SEPTEMBER 30,
                                       ----------------------------  -------------------------------------------
                                           1999           1998           1998           1997           1996
                                       -------------  -------------  -------------  -------------  -------------
                                               (UNAUDITED)
Statement of Operations Data:
  Net sales..........................  $      42,732  $      58,114  $      96,278  $     142,004  $      69,570
  Income before taxes................          7,795         16,448         22,654         49,978         18,742
  Net income.........................          5,534         11,536         15,911         35,094         13,121
  Net income per share basic:........           0.37           0.79           1.08           2.43           0.93
  Common and common equivalent shares
    outstanding, basic...............     14,786,180     14,616,603     14,695,214     14,424,427     14,170,652

                                                                                            AT FISCAL YEAR ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ---------------------
                                                                                               1998       1997
                                                                              AT MARCH 31,  ----------  ---------
                                                                                  1999
                                                                              ------------
                                                                              (UNAUDITED)
Balance Sheet Data:
  Total assets..............................................................   $  116,704   $  109,652  $  97,275
  Total current liabilities.................................................        8,776        6,251      9,507
  Long-term debt, less current maturities...................................          713          755        951
  Total stockholders' equity................................................      106,987      102,418     86,817

    AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7.

    The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Parent and Purchaser are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase (i) none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of Parent or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of Parent or Purchaser or to the knowledge of Parent and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

9.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all the Shares will be approximately $34 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Parent intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN PARENT AND THE COMPANY

    Except as set forth in this Offer to Purchase, since January 1, 1996, none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contracts, negotiations or transactions between Parent, or any of its subsidiaries or, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

    At its annual meeting in January 1999, Parent announced a five-year strategic plan to accomplish eight key business objectives, one of which was to differentiate its customer base so that no industry segment supplies more than one-third of Parent's revenue. To achieve this objective, Parent determined it would need to pursue one or more strategic acquisitions. As a result, for the last several months Parent has researched publicly available information about the Company and other potential acquisition candidates in the flex circuit fabrication industry.

    On or about April 5, 1999, the Company announced that its Chairman, President and Chief Executive Officer, Rolando C. Esteverena, had resigned to pursue other interests. Upon reviewing this announcement, on or about April 13, 1999, William P. Murnane, the President and Chief Operating Officer of Parent, contacted Jeffery D. Wieland, a representative of Needham & Company, Inc. ("Needham"), to inquire if the Company's recent announcement of Mr. Esteverena's resignation and the Company's current financial position provided an opportunity to pursue an acquisition of the Company. Within days, Mr. Wieland informed Mr. Murnane that the Company was interested in talking with Parent about a possible transaction. On or about April 16, 1999, Mr. Murnane had a telephone conversation with Steve Sanghi, Chairman of the Company, regarding the Company's interest in seeking a strategic partner. Mr. Sanghi indicated that the senior executive team that had been formed subsequent to Mr. Esteverena's resignation was considering this strategy and had identified a limited number of candidates they believed would best suit the future needs of all of the current constituencies of the Company. Mr. Sanghi also indicated that Parent was one of the Company's primary candidates for a strategic partnership. As a result of that conversation, a meeting was scheduled in Chandler, Arizona on April 23, 1999.

    Attending the April 23 meeting in Chandler, Arizona on behalf of Parent were Mr. Murnane and Timothy S. McIntee, Senior Vice President--Corporate. Attending on behalf of the Company were Mr. Sanghi, Neil Dial, President and Chief Operating Officer, and Donald E. Frederick, Chief Financial Officer. At that meeting the Company representatives confirmed the Company's interest in seeking a strategic partner and presented the current state of financial and operational affairs of the Company. At the conclusion of that meeting, the parties agreed to assess their respective interests in pursuing a potential acquisition of the Company by Parent. On or about April 30, 1999, Parent and the Company entered into a nondisclosure agreement.

    On or about May 7, 1999, Mr. Murnane contacted Mr. Sanghi and informed him of Parent's desire to proceed with a due diligence investigation. The Company presented to Parent detailed documentation concerning the Company. Following this submission, Parent conducted a series of on-site examinations of the Company's facilities and operations. Parent representatives visited the Company's manufacturing facilities in Chiang Mai, Thailand on May 10, 1999 and May 17, 1999, and visited the Company's facilities and operations in Chandler, Arizona and Agua Prieta, Sonora, Mexico on or about May 25, 1999.

    On May 24, 1999, Parent engaged Needham to serve as its investment advisor in connection with Parent's potential acquisition of the Company. On approximately the same date, Parent engaged Dorsey & Whitney LLP to represent Parent in connection with the potential acquisition. On May 28, 1999, Parent held a meeting with its advisors in Hopkins, Minnesota. In attendance were John
C. Michaelson and Jeffery D. Wieland from Needham; William P. Murnane, Douglas
W. Keller and Timothy S. McIntee from Parent; and William B. Payne from Dorsey & Whitney LLP. The meeting was held to formulate an acquisition strategy and action plan. Following the meeting and upon the advice of its advisors, Parent management called a special meeting of its board of directors. In addition, immediately following the May 28 meeting, Mr. Murnane contacted Mr. Sanghi and proposed a $3.00 per share cash tender offer, which was increased to $3.50 per share after further negotiation. Mr. Murnane also requested that Mr. Sanghi obtain the authority from the Company's board of directors to enter into negotiations to be conducted the following week for the purchase of the Company by Parent.

    On June 1, 1999, a telephonic meeting of the Board of Directors of Parent was held for the purpose of informing the board of management's investigation to date of the potential acquisition of the Company and to obtain the Board's approval, subject to further due diligence, to present an acquisition proposal. The Board provided its authorization and directed management to proceed.

    On June 2 and June 3, 1999, Mr. Murnane and Mr. Sanghi held numerous telephonic negotiations. The Company and Parent signed an Exclusivity Agreement dated June 7, 1999 pursuant to which the parties agreed that they would negotiate, on an exclusive basis through June 30, 1999, the terms of a definitive agreement for the acquisition by Parent of the outstanding common shares of the Company at a per share price of $3.80. On June 30, 1999, the term of the Exclusivity Agreement was extended to July 1, 1999.

    Over the course of the succeeding weeks, Parent's representatives conducted further due diligence, and the parties negotiated the terms of the Merger Agreement. On June 28, 1999, the Board of Directors of Parent approved the Merger Agreement. On June 30, 1999, the Board of Directors of the Company approved the Merger Agreement, which was signed by the Company, Parent and Purchaser on the evening of July 1, 1999. Parent and the Company issued a joint press release announcing the Merger Agreement as soon as possible after the Merger Agreement was signed on July 1, 1999.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AGREEMENT

PURPOSE AND STRUCTURE

    The purpose of the Offer is for Parent to acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, Purchaser will merge into the Company, and the Company will survive as a wholly owned subsidiary of Parent. The acquisition of equity in the Company has been structured as a cash tender offer followed by a merger in order to provide a prompt transfer of ownership of the equity interest in the Company held by the Company's public stockholders from them to Parent and to provide them with cash for all of their Shares. At the Effective Time of the Merger, each outstanding Share (other than Dissenting Shares, Shares held in the treasury of the Company or any of its subsidiaries or Shares owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    Under the DGCL, the approval of the Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company. Under the DGCL, if, after consummation of the Offer, Purchaser owns at least 90% of the then outstanding Shares, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL.

PLANS FOR THE COMPANY

    Except as described in this Offer to Purchase, Parent and Purchaser have no present plan or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation or sale or transfer of a material amount of assets, involving the Company and any of its subsidiaries or any internal changes in the Company's corporate structure or business or any change in its present Board of Directors or management.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as an exhibit to the Schedule 14D-1.

    THE OFFER. The Merger Agreement provides for the making of the Offer by Purchaser. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--15. Certain Conditions of the Offer."

    Pursuant to the Merger Agreement, Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Offer Price, (ii) decrease the number of Shares subject to the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than those set forth in the Merger Agreement, (iv) except as provided in the next paragraph, extend the Expiration Date or (v) amend any term of the Offer in any manner materially adverse to holders of Shares.

    The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial Expiration Date or any extension thereof any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but not beyond December 31, 1999 and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer but not beyond December 31, 1999. The Merger Agreement also provides that Purchaser will, from time to time, at the request of the Company, extend the Offer if at any scheduled Expiration Date any condition has not been satisfied or waived until such time as the conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond December 31, 1999.

    The Merger Agreement provides that promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate such number of directors ("Parent's Designees") to the Board of Directors of the Company (the "Company Board"), rounded up to the next whole number, as will give Parent representation on the Company Board equal to the product of (a) the number of directors on the Company Board (giving effect to any increase pursuant to this sentence) and (b) the percentage that the number of Shares purchased by Purchaser bears to the aggregate number of Shares outstanding; provided, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, Parent will be entitled to designate a majority of the Company Board. At all times prior to the Effective Time of the Merger, the Company Board will include at least three directors who were directors of the Company as of the date of the Merger Agreement.

    The Merger Agreement provides that, notwithstanding any other provision of the Merger Agreement, of the Certificate of Incorporation or Bylaws of the Company or of applicable law to the contrary, following the election or appointment of Parent's Designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser under the Merger Agreement or waiver by the Company of the Company's rights under the Merger Agreement will, in addition to the approval of the Company Board, require the affirmative vote of the majority of members of a committee comprised of those members of the Company Board who were directors of the Company as of the date of the Merger Agreement.

    THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the "Surviving Corporation" as a wholly owned subsidiary of Parent. The Effective Time will occur at the date and time that a Certificate of Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the "Certificate of Merger"), is duly accepted by the Secretary of State of the State of Delaware for filing pursuant to the DGCL or such later time as Purchaser and the Company may agree upon and set forth in the Certificate of Merger. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. In the Merger each outstanding Share (other than Shares held in the treasury of the Company or any subsidiary, Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or Dissenting Shares) will be canceled and retired and will be automatically converted into the right to receive the Offer Price, without interest thereon (the "Cash Merger Consideration"). All Shares that are held in the treasury of the Company or any subsidiary of the Company or owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company will be automatically canceled and retired and will cease to exist, and no payment or other consideration will be made with respect to such Shares. Each share of common stock of Purchaser issued and outstanding at the Effective Time will be converted into one share of the Surviving Corporation.

    Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, each Option (whether or not then exercisable) will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price of such Option, less applicable income and employment taxes required to be withheld.

    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged). The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Purchaser immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged). The directors of Purchaser shall become the directors, and the officers of the Company shall become the officers, of the Surviving Corporation at and as of the Effective Time.

    STOCKHOLDERS' MEETING. If the Purchaser purchases more than 90% of the outstanding Shares (the "Threshold Condition"), then as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer (the "Purchase Date"), the Purchaser would be eligible to effect the Merger without a stockholders' meeting in accordance with the short-form merger provisions of Delaware law. The Merger would be effected as soon as practicable after the Purchase Date.

    On the other hand, if the Purchaser does not obtain the Threshold Condition, then as promptly as possible, the Company will take all actions necessary, including mailing to its stockholders an information statement conforming to the requirements of Schedule 14C under the Exchange Act to convene a special meeting of the Company's stockholders to consider approval of the Merger Agreement and the Merger. (Proxies are not expected to be solicited, because to the extent the Minimum Condition of the Offer is fulfilled, the Purchaser will control sufficient voting power to approve the Merger Agreement and the Merger.) Because of timing requirements under federal and Delaware law, the special meeting of stockholders would not take place until a number of weeks following the acceptance for payment and purchase of Shares pursuant to the Offer. If the Merger is approved at the special meeting, then shortly thereafter the Merger would be consummated.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain customary representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission reports, financial statements, documents relating to the Offer and the Merger, and other matters. Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental consents and approvals, documents relating to the Offer and the Merger, the availability of funds to finance the Offer and the Merger, Commission reports and other matters.

    CONDUCT OF BUSINESS PENDING THE MERGER. During the period from the date of the Merger Agreement until the Effective Time, or as otherwise contemplated in the Merger Agreement, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except pursuant to the terms and conditions of the Merger Agreement or as expressly and specifically described therein, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to: (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) except upon exercise of the Options or with respect to the July 31, 1999 purchase under the 1999 Employee Stock Purchase Plan, as amended ("ESPP"), issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; (iii) amend its certificate of incorporation, bylaws or other comparable organizational documents; (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice; (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business; (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the capital budget of the Company; (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; (ix) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any stock option plan of the Company or any other agreement, plan or policy involving the Company or any of its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined; (x) increase the compensation of any director or executive officer of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person; (xi) hire any new domestic employees, or enter into consulting or similar agreements, other than employees providing direct labor; or (xii) authorize, or commit or agree to take, any of the foregoing actions.

    CONDITIONS TO THE MERGER. The obligation of each of the Company, Parent and Purchaser to effect the Merger is subject to the fulfillment of each of the following conditions: (i) Purchaser shall have made the Offer and shall have purchased the Shares pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (ii) the Merger Agreement shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company; and (iii) no order or law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect. The obligation of Parent and Purchaser to effect the Merger is also subject to the satisfaction or waiver of the additional condition that the Company has performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time.

    RETIREMENT OF BANK DEBT. The Company is a party to a credit agreement, as amended (the "Credit Agreement"), among the Company, certain lenders and BankBoston N.A. as agent for the lenders. Prior to October 30, 1998, the credit facility consisted of a $35,000,000 term loan and a $25,000,000 revolving line of credit, secured by the Company's assets and 66 2/3% of the stock of its subsidiaries. On October 30, 1998, the Company and the lenders amended the credit facility to reduce the term loan to $30,000,000, change the amortization schedule of the term loan, reduce the revolver to $20,000,000, and change the financial covenants.

    As of March 28, 1999, the Company was in default under certain financial covenants of the credit facility, giving the lenders certain remedies, including acceleration of maturity of the entire principal balance of the loans. At March 28, 1999, $18,300,000 was outstanding under the term loan (less warrant discount of $200,000) and the Company had $12,700,000 available under the revolving line of credit. Subsequent to March 28, 1999, the Company and the lenders engaged in extensive negotiations concerning a forbearance arrangement with respect to the existing defaults, although no such arrangement was reached. The lenders have notified the Company that the financing commitments are terminated, and the lenders are no longer obligated to lend funds to the Company pursuant to the Credit Agreement.

    The Purchaser has agreed, under the terms of the Merger Agreement, to pay off all outstanding balances under the Credit Agreement at the Effective Time of the Merger Agreement.

    OTHER POTENTIAL ACQUIRERS. Pursuant to the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents agreed to immediately cease any discussions or negotiations, if any, with any parties conducted previously with respect to any Company Takeover Proposal (as defined below). The Merger Agreement further provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal. If, however, at any time prior to the Purchase Date, the Company Board determines in good faith after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Company Takeover Proposal that was not solicited by it and did not otherwise result from a breach of any provision of the Merger Agreement, (A) furnish information with respect to the Company and each of its subsidiaries to any person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the confidentiality agreement entered into with Parent and (B) participate in negotiations regarding such Company Takeover Proposal. The Company has agreed to immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and to keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request of Company Takeover Proposal.

    The Merger Agreement provides that, except as expressly permitted by Section 5.1(b) thereof, neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Section 5.2(b) of the Merger Agreement provides that, notwithstanding the foregoing, in the event that prior to the Effective Time and not less than two business days after notice of its intention to do so has been given to Parent, the Company Board determines in good faith, after receipt of a Superior Proposal (as defined below) and after taking into account the advice of its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, approve or recommend a Company Takeover Proposal or terminate the Merger Agreement pursuant to Section 7.3(c) thereof. In the event that the Company terminates the Merger Agreement in the manner described in this paragraph or the Company Board withdraws or modifies in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, the Company has agreed to pay to Parent a fee of $1,500,000 in cash and to reimburse Parent for its documented out-of-pocket fees, costs and expenses up to $600,000.

    A "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its subsidiaries or 25% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for Shares or any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction that is intended or could reasonably be expected to prevent the completion of the transactions contemplated by the Merger Agreement.

    A "Superior Proposal" means a Company Takeover Proposal that (x) involves the direct or indirect acquisition or purchase of 75% or more of the assets of the Company and its subsidiaries or 75% or more of any class of equity securities of the Company or any of its subsidiaries and (y) which Company Takeover Proposal is otherwise on terms which the Company Board determines in its good faith judgment (after consultation with a financial advisory of nationally recognized reputation) to be reasonably capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal) and more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is capable of being obtained by such third party.

    TERMINATION. Section 7.1 of the Merger Agreement provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Merger Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

    Section 7.2 of the Merger Agreement provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Purchase Date by action of the Board of Directors of Parent or the Company Board if (a) the Merger has not been consummated by December 31, 1999, provided that the party terminating may not terminate if that party's failure to fulfill any of its obligations under the Merger Agreement is the reason that the Effective Time has not occurred; (b) any governmental entity has issued a restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and such restraint or other action has become final and nonappealable; or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased due to an occurrence or circumstance resulting in a failure to satisfy the conditions to the Offer (see "THE TENDER OFFER--15. Certain Conditions to the Offer").

    Section 7.3 of the Merger Agreement provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Merger Agreement by the stockholders of the Company, by action of the Company Board,
(a) if there has been a material breach by Parent or the Purchaser of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach would prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated by the Merger Agreement; (b) if there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Parent or the Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; or (c) in accordance with Section 5.2(b) of the Merger Agreement.

    Section 7.4 of the Merger Agreement provides that the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Purchase Date, before or after the approval of the Merger Agreement by the stockholders of the Company, by Parent if (a) the Company Board has (i) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger or failed to reconfirm its approval or recommendation within five business days after a written request to do so; (ii) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal to the Company's stockholders; (iii) caused the Company to take any action referred to in Section 5.2 of the Merger Agreement that would have constituted a breach thereof but for the exceptions thereunder, including without limitation authorizing the Company to enter into a Company Acquisition Agreement; (iv) approved the breach of the Company's obligation under Section 5.2 of the Merger Agreement or (v) resolved to take any of the foregoing actions; (b) there has been a material breach by the Company of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by December 31, 1999 and such breach would (i) have a material adverse effect on the business, properties, results of operations, financial condition or prospects of the Company and its subsidiaries, taken as a whole, (ii) prevent or materially delay consummation of any of the transactions contemplated by the Merger Agreement or (iii) prevent or materially delay the Company's ability to consummate the transactions contemplated by the Merger Agreement; (c) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Parent to the Company; or (d) any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Parent, Purchaser or any of their respective affiliates shall have become the beneficial owner of more than 10% of the Shares.

    EFFECT OF TERMINATION. The Merger Agreement provides that in the event of the termination of the Merger Agreement pursuant to the provisions of Article VII (as described above), all obligations of the Company, Parent and Purchaser will terminate, except the obligations of such parties pursuant to Sections 7.5 and 8.14 of the Merger Agreement.

    Section 7.5 of the Merger Agreement provides that if the Merger Agreement is terminated at such time that the Merger Agreement is terminable pursuant to Sections 7.2, 7.3(c) or 7.4 of the Merger Agreement, then (a) the Company will not later than two business days after receipt of notice from Parent pay to Purchaser an amount equal to Parent's documented out-of pocket fees, costs and other expenses, not to exceed $600,000 and (b) in the event that (i) a Company Takeover Proposal is made known to the Company or any of its subsidiaries or has been made directly to stockholders generally or any person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal and (ii) thereafter the Merger Agreement is terminated (A) by either Parent or the Company pursuant to
Section 7.2(a) or (c) of the Merger Agreement or (B) by the Company pursuant to
Section 7.3(c) of the Merger Agreement or by Parent pursuant to Section 7.4(a) or (d) of the Merger Agreement, the Company will pay to Purchaser a fee of $1,500,000 cash; provided, however, that if the Merger Agreement is terminated by Parent as a result of a breach by the Company, Parent may pursue any remedies available to it at law or in equity and will, in addition to its expenses, be entitled to recover such additional amounts as Purchaser may be entitled to receive at law or in equity.

    EXPENSES. The Merger Agreement provides that, except as expressly otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    AMENDMENT. The Merger Agreement provides that, subject to applicable law, the Merger Agreement may be amended, whether before or after any vote of the stockholders of the Company contemplated thereby, only by written agreement of the parties thereto, pursuant to action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment which by law requires prior approval of the stockholders of the Company will be made unless such approval has been obtained.

THE TENDER AGREEMENT

    Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into an agreement, dated as of June 30, 1999 (the "Tender Agreement"), with Havant International Holdings Limited ("HIHL"), which is a stockholder of the Company that beneficially owns 1,392,347 Shares representing 15.5% of the total outstanding Shares (excluding options). Pursuant to the Tender Agreement, HIHL agreed, among other things, to tender (and not withdraw) its Shares to Purchaser pursuant to and in accordance with the terms of the Offer. In addition, pursuant to the Tender Agreement, HIHL agreed that, during the time that the Tender Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in any written consent in lieu thereof, HIHL will (i) vote the Shares owned by it in favor of the Merger and any related agreements or related matters and (ii) unless and until the Merger Agreement is terminated in accordance with its terms, vote the Shares owned by it against any (A) Company Acquisition Agreement, (B) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, or (D) other matters relating to, or in connection with, any of the foregoing matters.

    HIHL has appointed Purchaser as attorney-in-fact and proxy, with full power of substitution, and has agreed to use its reasonable effort to cause any record owner of Shares to grant to Purchaser a proxy to the same effect as that contained in the Tender Agreement; provided, however, that HIHL shall not be required to expend any monies in the exercise of such effort; and provided further, however, that the proxy granted by HIHL and all other obligations of HIHL shall be revoked upon termination of the Merger Agreement in accordance with its terms.

13. DIVIDENDS AND DISTRIBUTIONS

    The Company has not paid and does not intend to pay cash dividends on the Shares. Pursuant to the terms of the Merger Agreement, the Company will not, other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

NASDAQ NATIONAL MARKET INCLUSION

    Parent currently intends to cause the Company to terminate the inclusion of the Shares on the Nasdaq National Market following the Purchase Date. Inclusion of the Shares on the Nasdaq National Market is voluntary, so the Company may terminate that inclusion at any time. In addition, according to the Nasdaq National Market's current published guidelines, the Shares would not be eligible to be included for continued listing if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of Shares falls below 400, the aggregate market value of such publicly held Shares falls below $5,000,000, or the net tangible assets fall below $4,000,000. If these standards are not met, the Shares would no longer be admitted to quotation on the Nasdaq National Market. Depending on the number of Shares acquired pursuant to the Offer, price quotations for the Shares may no longer meet the requirements for any continued trading over-the-counter, including the Nasdaq "additional list" or a "local list." If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares over-the-counter is discontinued, the liquidity of and market for the Shares could be adversely affected. Any reduction in the number of Shares that might otherwise trade publicly may have an adverse effect on the market price for or marketability of the Shares and may cause future prices to be less than the Offer Price.

MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

EXCHANGE ACT REGISTRATION

    The Shares are currently registered under the Exchange Act. Parent currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the Purchase Date as the requirements for termination of registration are met. The registration may be terminated upon certification by the Company to the Commission that there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would take effect 90 days after the Company's certification to the Commission as to the number of record holders of Shares, although the periodic reporting requirements under the Exchange Act would terminate on the date of the certification. The termination of such reporting requirements would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission. When effective, the deregistration would make certain other provisions of the Exchange Act no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq National Market or Small Cap Market reporting.

15. CERTAIN CONDITIONS OF THE OFFER

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Furthermore, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment of, or (subject to the restrictions referred to above) the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement, including extending the deadline for tendering Shares, or terminate the Offer, if any of the following events shall occur:

    (A) any governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect, or there has been initiated, instituted or pending any such action having any effect, and which (i) restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (ii) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of the Company and its subsidiaries or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, or (iii) imposes material limitations on the ability of the Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders;

    (B) the representations and warranties of the Company contained in the Merger Agreement are not true and correct in all material respects as of the Purchase Date as though made anew as of such date;

    (C) the Company has not performed or complied in all material respects with its covenants under the Merger Agreement and such failure continues until the later of (a) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (b) the Purchase Date;

    (D) there has occurred any change, effect, event or condition (other than an action or suit challenging the transactions contemplated by the Merger Agreement) that would (i) have a material adverse effect on the business, properties, results of operations, financial condition or prospects of the Company and its subsidiaries, taken as a whole, (ii) prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement or (iii) prevent or materially delay the Company's ability to consummate the transactions contemplated by the Merger Agreement;

    (E) the Merger Agreement has been terminated in accordance with its terms;

    (F) the Company Board has (i) withdrawn or materially modified (including by amendment of Schedule 14D-9) in a manner adverse to the Purchaser or Parent or taken a position inconsistent with its approval or recommendation of the Offer, the Merger or the Merger Agreement, (ii) approved or recommended any Company Takeover Proposal, (iii) taken any action referred to in Section 5.2 of the Merger Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto or (iv) resolved or publicly disclosed any intention to do any of the foregoing;

    (G) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (ii) a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Merger Agreement, (iii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States,
(iv) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

    (H) it has been publicly disclosed or Parent has otherwise learned that (i) any person or "group" (as defined in Section 13(d) (3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares or (ii) any person or group shall have entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal or an agreement in principle with respect thereto.

    Notwithstanding the foregoing, the institution of an action or suit that challenges the transactions contemplated by the Merger Agreement shall not be deemed the failure of the foregoing conditions except in the circumstances described in clause (A) above.

    The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser or Parent on behalf of Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

    Except as described below, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Purchaser and Parent in the Merger Agreement, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Parent does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Parent to decline to accept for payment or pay for any Shares tendered. Parent's obligation under the Offer to accept for payment and pay for shares is subject to the Offer conditions, including conditions relating to legal matters discussed in this Section 16.

ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

    Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Litigation seeking similar relief could be brought by private parties. Parent does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

STATE TAKEOVER STATUTES

    The Company is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving the Company. In general, Section 203 of the DGCL prevents an "interested stockholder" (E.G., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company Board has approved the Offer, the Merger and the Merger Agreement for the purposes of Section 203 of the DGCL.

    Except as described above with respect to Section 203 of the DGCL, Parent and Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Parent and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover law is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Parent and Purchaser might be required to file certain information with, or receive approvals from the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

APPRAISAL RIGHTS

    Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares whose Shares were not accepted for payment and paid for by Purchaser in the Offer will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Annex A to this Offer to Purchase for
Section 262 of the DGCL.

LEGAL PROCEEDINGS

    Parent and Purchaser are not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could under certain circumstances decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15 of this Offer to Purchase.

17. FEES AND EXPENSES

    Parent has retained MacKenzie Partners, Inc. to act as the Information Agent and EquiServe, L.P. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Parent will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

    Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company is required to file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company's Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

INNOVEX ACQUISITION CORP.
July 7, 1999

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

INNOVEX, INC.

    The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent. Unless otherwise indicated, the principal business address of each director or executive officer is 530 Eleventh Avenue South, Hopkins, Minnesota 55343-9904:

    NAME, CITIZENSHIP AND                                                        MATERIAL POSITIONS HELD
   CURRENT BUSINESS ADDRESS        PRESENT OCCUPATION OR EMPLOYMENT            DURING THE PAST FIVE YEARS
------------------------------  ---------------------------------------  ---------------------------------------
Thomas W. Haley...............  Chairman and Chief Executive Officer of  Chief Executive Officer--Innovex, Inc.
                                Innovex, Inc.; Director                  since 1988; Director and Chairman of
                                                                         the Company since its inception in
                                                                         1972.

Michael C. Slagle.............  Retired; Director                        President--Minnesota Benefit Planners,
                                                                         Inc., an insurance brokerage and
                                                                         consulting firm, from 1990 to 1997.

Bernt M. Tessem...............  Independent sales consultant; Director   Independent sales consultant since
                                                                         1992.

Gerald M. Bestler.............  Retired; Director                        Formerly Executive Vice President of
                                                                         BMC Industries Inc., an optical and
                                                                         electronic components manufacturer, and
                                                                         President of the Precision Etched
                                                                         Products Group of BMC Industries Inc.;
                                                                         Currently serves as a Director of ANCOR
                                                                         Communications.

Frank L. Farrar...............  Self-employed attorney and banker;       Chairman--Performance Bankers, Inc.;
                                Director                                 Chairman--Beresford Bancorporation,
                                                                         Inc., a South Dakota thrift holding
                                                                         company; Chairman--Capital
                                                                         Bancorporation, Inc., a South Dakota
                                                                         bank holding company; Chairman--Uptown
                                                                         Bancorporation, Inc., an Illinois bank
                                                                         holding company; Chairman--Fulda
                                                                         Bancorporation, a Minnesota bank
                                                                         holding company; Director--Mercury
                                                                         Waste Solutions, Inc., a publicly held
                                                                         mercury processing company.

    NAME, CITIZENSHIP AND                                                        MATERIAL POSITIONS HELD
   CURRENT BUSINESS ADDRESS        PRESENT OCCUPATION OR EMPLOYMENT            DURING THE PAST FIVE YEARS
------------------------------  ---------------------------------------  ---------------------------------------
Elick E. Hawk.................  President--Performance Bankers, Inc.,    Director--First National Bank, Fulda,
                                Pierre, SD; Director                     MN; Chairman--First National Bank,
                                                                         Pierre, SD; Director--First Savings
                                                                         Bank, Beresford, SD; Director--Cardinal
                                                                         & Gold, Beresford, SD; Director-- First
                                                                         Savings Financial Services, Beresford,
                                                                         SD; Director--First National Credit
                                                                         Card, Sioux Falls, SD;
                                                                         Director--Capitol Card Services, Sioux
                                                                         Falls, SD; Trustee-- Performance
                                                                         Bankers Insurance Trust, Pierre, SD.

William P. Murnane............  President and Chief Operating Officer;   President and Chief Operating Officer
                                Director                                 since July 1998; Vice
                                                                         President--Innovex, Inc. from 1995 to
                                                                         1998; Chief Operating Officer--
                                                                         Boutwell, Owens & Co., a private
                                                                         manufacturer of packaging in Fitchburg,
                                                                         MA from 1993 to 1995.

Allan J. Chan.................  Senior Vice President, Sales and         Senior Vice President, Sales and
                                Marketing                                Marketing since August 1998; Vice
                                                                         President and General Manager of
                                                                         Precision Products Division-- Innovex,
                                                                         Inc., since 1995; Vice President of
                                                                         Sales and Marketing of the Precision
                                                                         Products Division since 1990;
                                                                         responsibilities were expanded to
                                                                         include manufacturing in 1991.

Bruce R. Funk.................  Vice President, Asian Operations         Vice President, Asian Operations since
                                                                         July 1998; Managing Director of Asian
                                                                         Operations for the Precision Products
                                                                         Division-- Innovex, Inc., from 1990 to
                                                                         1998.

Douglas W. Keller.............  Vice President, Finance                  Vice President of Finance since October
                                                                         1996; officer of the corporation since
                                                                         May 1992; joined Innovex as corporate
                                                                         controller in January 1990.

    NAME, CITIZENSHIP AND                                                        MATERIAL POSITIONS HELD
   CURRENT BUSINESS ADDRESS        PRESENT OCCUPATION OR EMPLOYMENT            DURING THE PAST FIVE YEARS
------------------------------  ---------------------------------------  ---------------------------------------
Timothy S. McIntee............  Senior Vice President, Corporate         Senior Vice President, Corporate, since
                                                                         July 1998; joined the company in August
                                                                         1997 as Vice President, Corporate
                                                                         Development; Attorney--Lindquist &
                                                                         Vennum, Mergers & Acquisitions
                                                                         Division, from 1985 to 1997.

Steven L. Stiller.............  Vice President, Operations               Vice President, Operations, since July
                                                                         1998; Director of U.S. Operations,
                                                                         Precision Products Division, from
                                                                         August 1996 to July 1998; Special
                                                                         Products Engineer, December 1994 to
                                                                         August 1996; Management consultant for
                                                                         start-up magnetic head companies from
                                                                         1993 to 1994.

Venkatraman B. Rao............  Vice President, Research & Development   Vice President, Research & Development
                                                                         since December 1998; Engineering
                                                                         Department Manager--Silicon
                                                                         Graphics/Cray Research of Chippewa
                                                                         Falls, WI, for five years before
                                                                         joining Innovex.

Brian R. Dahmes...............  Vice President, Quality Assurance        Vice President, Quality Assurance since
                                                                         March 1999; joined Innovex in July 1997
                                                                         as Plant Manager, later served as
                                                                         Director of Manufacturing; Engineering
                                                                         Manager--Sheldahl, Inc., of Northfield,
                                                                         MN, and Longmont, CO, until July 1997.

INNOVEX ACQUISITION CORP.

    The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Information relating to material positions held during the past five years set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent.

Unless otherwise indicated, the principal business address of each director or executive officer is 530 Eleventh Avenue South, Hopkins, Minnesota 55343-9904:

    NAME, CITIZENSHIP AND                                                        MATERIAL POSITIONS HELD
   CURRENT BUSINESS ADDRESS        PRESENT OCCUPATION OR EMPLOYMENT            DURING THE PAST FIVE YEARS
------------------------------  ---------------------------------------  ---------------------------------------
William P. Murnane............  President and Chief Operating Officer;   President and Chief Operating Officer
                                Director                                 since July 1998; Vice
                                                                         President--Innovex, Inc. from 1995 to
                                                                         1998; Chief Operating Officer--
                                                                         Boutwell, Owens & Co., a private
                                                                         manufacturer of packaging in Fitchburg,
                                                                         MA from 1993 to 1995.

Douglas W. Keller.............  Vice President, Finance; Director        Vice President of Finance since October
                                                                         1996; officer of the corporation since
                                                                         May 1992; joined Innovex as corporate
                                                                         controller in January 1990.

Timothy S. McIntee............  Senior Vice President, Corporate;        Senior Vice President, Corporate, since
                                Director                                 July 1998; joined the company in August
                                                                         1997 as Vice President, Corporate
                                                                         Development; Attorney--Lindquist &
                                                                         Vennum, Mergers & Acquisitions
                                                                         Division, from 1985 to 1997.

                                    ANNEX A

    TEXT OF SECTION 262 OF TITLE B, CHAPTER 1, SUB-CHAPTER IX OF THE DELAWARE GENERAL CORPORATION LAW 262

                                APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

       (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph..

    (3) In the event all the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections(b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the Corporation, before the taking of the Note on the merger or consolidation, a written demand for appraisal of such STOCKHOLDERS shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if, given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received by and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall taken in to account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceedings. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceedings, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted SUCH STOCKHOLDER'S certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of SUCH STOCKHOLDER'S demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                                EquiServe, L.P.

        BY MAIL:          BY OVERNIGHT, CERTIFIED                   BY HAND:
                                     OR
                           EXPRESS MAIL DELIVERY:

    EquiServe, L.P.           EquiServe, L.P.           Securities Transfer & Reporting
Corporate Actions Dept.   Corporate Actions Dept.                Services, Inc.
     P.O. Box 8029           150 Royall Street                c/o EquiServe, L.P.
 Boston, MA 02266-8029        Canton, MA 02021            100 William Street, Galleria
                                                               New York, NY 10038

    BY FACSIMILE TRANSMISSION: (781) 575-2232         CONFIRM BY TELEPHONE: (781) 575-3210
         (For Eligible Institutions Only)

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2855